Exhibit 99.1

News Release

CONTACT:
Investment Community:	Media:
Patrick Hickey	Matt Gove
Vice President	Vice President
(770) 857-2503	(770) 857-2548
pathickey@cousinsproperties.com	mattgove@cousinsproperties.com
Web Site address: www.cousinsproperties.com
COUSINS PROPERTIES REPORTS ADJUSTMENT TO FOURTH QUARTER EARNINGS RELEASE

ATLANTA (February 21, 2007) — Cousins Properties Incorporated (NYSE: CUZ) reported today that Net Income Available to Common Stockholders (“Net Income Available”) and Funds From Operations Available to Common Stockholders (“FFO”) have increased by $821,000 for the three months and year ended December 31, 2006, when compared to the Net Income Available and FFO reported in the Company’s fourth quarter earnings news release of February 5, 2007.
     The adjustment resulted from a revision to the Company’s estimate of recoverable expenses at its One Ninety One Peachtree Tower property. The adjustment had the effect of increasing:
•	FFO from $26.7 million ($0.50 per share) to $27.6 million ($0.52 per share) for the three months ended December 31, 2006;

•	FFO (after a supplemental adjustment to exclude loss on extinguishment of debt) from $73.6 million ($1.40 per share) to $74.5 million ($1.42 per share) for the year ended December 31, 2006;

•	Net Income Available from $37.3 million ($0.70 per share) to $38.1 million ($0.72 per share) for the three months ended December 31, 2006; and

•	Net Income Available from $216.6 million ($4.13 per share) to $217.4 million ($4.14 per share) for the year ended December 31, 2006.
     The Company will revise the schedules contained in its Quarterly Information Package for the quarter ended December 31, 2006, located on its web site (www.cousinsproperties.com) to reflect this change on February 22, 2007.
     Cousins Properties Incorporated, headquartered in Atlanta, has extensive experience in the real estate industry including the development, acquisition, financing, management and leasing of properties. The property types that Cousins actively invests in include office, multi-family, retail, industrial and land development projects. The Company’s portfolio consists of interests in 7.2 million square feet of office space, 4.2 million square feet of retail space, 2.0 million square feet of industrial space, a 529 unit for-sale multi-family project under development, 24 residential communities under development, over 9,000 acres of strategically located land tracts, and significant land holdings for development of single-family residential communities. The Company also provides leasing and management services to third-party investors; its client-services portfolio comprises 14.8 million square feet of office and retail space. The Company is a fully integrated equity real estate investment trust (REIT) that has been public since 1962 and trades on the New York Stock Exchange under the symbol “CUZ.” For more information on the Company, please visit its Web site at www.cousinsproperties.com.
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